Exhibit 99.3

CINCINNATI FINANCIAL CORPORATION Investor Contact: Heather J. Wietzel 513-870-2768 CINF-IR@cinfin.com Media Contact: Joan O. Shevchik 513-603-5323 Media_Inquiries@cinfin.com
Cincinnati Financial Corporation Board Declares 39¢ Quarterly Cash Dividend
•     Board expresses confidence in capital position and business plan, highlighting exceptional liquidity reflected in cash balance slightly above $1 billion
•     Full-year 2008 financial results to be announced February 5
Cincinnati, February 2, 2009 — Cincinnati Financial Corporation (Nasdaq: CINF) today announced that the board of directors voted at its regular meeting on January 30, 2009, to pay a first-quarter cash dividend of 39 cents per share, unchanged from the prior four quarters. The dividend is payable April 15, 2009, to shareholders of record on March 20, 2009. At this level, the indicated annual dividend is $1.56 per share. The company had 162,411,529 shares outstanding at December 31, 2008.
Chairman John J. Schiff, Jr., CPCU, commented, “A long-term perspective governs all of our major decisions — with the goal of benefiting our policyholders, agents, shareholders and associates over time. The ongoing instability of the financial markets highlights the value of operating in an open and consistent way, building a cushion of financial strength over a period of years. In responding to current economic pressures, we are confident in the steps we have taken to protect our capital.
“In view of current economic and market conditions, the board chose to continue for later discussion the potential for an increase in the 2009 dividend payout level,” Schiff said, “The board is cognizant that Cincinnati Financial stands among the top tier of U.S. dividend-paying companies, with a long, uninterrupted history of annual dividend increases that we believe only 11 other companies can claim. While there is merit to sustaining that record, the first priority of the board and management is to assure continued financial strength as the company enters 2009 so that we can reward shareholders over the long term.”
President and Chief Executive Officer Kenneth W. Stecher, added, “Our consistent cash flows and prudent cash balances continue to create exceptional liquidity. At January 31, we had slightly more than $1 billion in cash and cash equivalents on hand. That gives us the flexibility to help build value for shareholders by investing where we see potential for both current income and long-term return. Our low debt leverage also enhances flexibility. Our $795 million of long-term debt isn’t due until 2028 and 2032 and we have only $49 million in short-term borrowings on a $75 million line of credit. In addition, we have a second, untapped line of credit with availability of $150 million.
“At year-end 2008, we estimate book value was approximately $25.75. Our year-end consolidated cash and invested assets totaled $9.9 billion, including $2.7 billion of common stock holdings, compared with $10.5 billion, including $3.9 billion of common stock holdings, at September 30, 2008, and $12.5 billion, including $6.0 billion of common stock holdings, at year-end 2007.
“Further, our insurance appetite remains strong. All of our insurance subsidiaries continue to be highly rated, operating with a level of capital far exceeding regulatory requirements. We ended 2008 with a healthy property casualty premium-to-surplus ratio of 0.9 to 1, allowing us the flexibility to reduce risk by expanding our operations into new geographies and product areas. Plus, we hold more than $1 billion of our assets at the parent company level, increasing our flexibility through all periods to continue to invest in and expand our insurance operations while maintaining our cash dividend.”
Stecher said, “Preserving this high level of capital and liquidity remains a key objective. In mid-summer, we began applying new investment guidelines that increased portfolio diversification, reducing single issue and sector concentrations. Our year-end 2008 portfolio, fully detailed today in our regular online portfolio listing, shows how we have positioned the portfolio for reduced volatility going forward. As a result, despite economic and market disruptions that led to unprecedented market value declines, our equity portfolio suffered less than the broader indices during the fourth quarter and full year of 2008. It continues to hold up well in the challenging environment we have experienced since the beginning of 2009.
“At year-end, our financial sector holdings were 12.4 percent of our $2.7 billion publicly traded common stock portfolio, below the Standard & Poor’s 500 weighting, and significantly lower than our 56.2 percent financial sector weighting at year-end 2007. Among other changes, we reduced our Fifth Third Bancorp holding to approximately 12 million shares at year-end 2008. Following Fifth Third’s further reduction of its dividend payout in December 2008, we sold the remainder of our holding in January for an additional capital gain.”
Stecher noted, “In addition to equities, our portfolio includes highly rated taxable and tax-exempt fixed maturity and short-term investments valued at $5.8 billion at year-end 2008, virtually unchanged from year-end 2007. This bond portfolio’s value continues to exceed our insurance liabilities. It contains less than 1 percent, or approximately $43 million book value, of collateralized mortgage obligations we obtained in the termination of a securities lending program. We own no other mortgage-related securities nor any other derivative products.”
Stecher concluded, “As the disruptions of the financial market have pressured short-term results for our company and others, we have continued to look to the long term. On Thursday, we will provide a thorough look at our financial results for 2008. We also will share our perspective on Cincinnati’s long-term potential to create value for shareholders by continuing to act on strategic initiatives that further our mission: to grow profitability and enhance the ability of local independent agents to deliver quality financial protection to the people and businesses they serve.”
Cincinnati Financial plans to report fourth-quarter and year-end 2008 results on Thursday, February 5. A conference call to discuss the results will be held at 11:00 a.m. EST on that day. Details regarding the Internet broadcast of the conference call are available on www.cinfin.com/investors. The company today posted a listing of its fixed-maturity and equity portfolio as of year-end 2008 on its Web site at www.cinfin.com/investors.

Cincinnati Financial Corporation offers property and casualty insurance, our main business, through our three standard market companies, The Cincinnati Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. The Cincinnati Life Insurance Company markets life and disability insurance and annuities. The Cincinnati Specialty Underwriters Insurance Company provides excess and surplus lines property and casualty insurance. CSU Producer Resources Inc., our excess and surplus lines brokerage, serves the same local independent agencies that offer our standard market policies. CFC Investment Company offers commercial leasing and financing services. For additional information about the company, please visit www.cinfin.com.

Mailing Address:	Street Address:
P.O. Box 145496	6200 South Gilmore Road
Cincinnati, Ohio 45250-5496	Fairfield, Ohio 45014-5141
Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2007 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 21, with updates to certain risk factors described in our Quarterly Report on Form 10-Q for the period ended June 30, 2008. Although we often review and update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so.
Factors that could cause or contribute to such differences include, but are not limited to:
•	Further decline in overall stock market values negatively affecting the company’s equity portfolio and book value

•	Events, such as the credit crisis, followed by prolonged periods of economic instability, that lead to:
o	Significant or prolonged decline in the value of a particular security or group of securities and impairment of the asset(s)

o	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

o	Significant rise in losses from surety and director and officer policies written for financial institutions
•	Recession or other economic conditions or regulatory, accounting or tax changes resulting in lower demand for insurance products

•	Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments

•	Changing consumer buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims

•	Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements

•	Ability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers

•	Increased competition that could result in a significant reduction in the company’s premium growth rate

•	Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:
o	Multi-notch downgrades of the company’s financial strength ratings

o	Concerns that doing business with the company is too difficult or

o	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace
•	Underwriting and pricing methods adopted by competitors that could allow them to identify and flexibly price risks, which could decrease our competitive advantages

•	Personal lines pricing and loss trends that lead management to conclude that this segment could not attain sustainable profitability, which could prevent the capitalization of policy acquisition costs

•	Actions of insurance departments, state attorneys general or other regulatory agencies that:
o	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

o	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

o	Increase our expenses

o	Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

o	Limit our ability to set fair, adequate and reasonable rates

o	Place us at a disadvantage in the marketplace

o	Restrict our ability to execute our business model, including the way we compensate agents
•	Adverse outcomes from litigation or administrative proceedings

•	Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•	Inaccurate estimates or assumptions used for critical accounting estimates

•	Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.
Financial strength ratings are effective as of the date of this release, are under continuous review and are subject to change and/or affirmation. For the latest ratings, access Financial Strength Ratings at www.cinfin.com.
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